INDEPENDENT AUDITOR'S CONSENT




We consent to the use in the Form SB-2 Registration Statement and Prospectus of CarPartsOnSale.com, Inc. of our report dated June 22, 2000 accompanying the consolidated financial statements of CarPartsOnSale.com, Inc. contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



HEIN + ASSOCIATES LLP
Certified Public Accountants


October 5, 2000
Dallas, Texas